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                                                                EXHIBIT 11

              MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                                     1996
                                  ----------


                                         1996           1995           1994
                                         ----           ----           ----

1.  Net income                       $20,257,554    $15,451,235    $14,028,166

2.  Weighted average number of
    common shares outstanding
    during the year                    8,890,912      8,850,350      8,982,353

3.  Shares issuable upon exercise
    of dilutive stock options
    outstanding during the year,
    based on higher of average
    or year-end values                   216,021         69,656           -

4.  Weighted average number of
    common shares outstanding
    during the year, assuming
    full dilution (2 + 3)              9,106,933      8,920,006      8,982,353

5.  Primary earnings per share
    (1 divided by 2)                    $   2.28       $   1.75       $   1.56

6.  Fully diluted earnings per
    share (1 divided by 6)              $   2.22       $   1.73       $   1.56